As filed with the Securities and Exchange Commission on March 3, 2022

Securities Act File No. 333-258929

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1	☒

COLUMBIA FUNDS SERIES TRUST II

(Exact Name of Registrant as Specified in Charter)

290 Congress Street, Boston, Massachusetts 02210

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 345-6611

Daniel J. Beckman	Ryan C. Larrenaga, Esq.
c/o Columbia Management Investment Advisers, LLC	c/o Columbia Management Investment Advisers, LLC
290 Congress Street	290 Congress Street
Boston, Massachusetts 02210	Boston, Massachusetts 02210

(Name and Address of Agents for Service)

The Combined Proxy Statement/Prospectus and Statement of Additional Information, each in the form filed on October 6, 2021 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended (File No. 333-258929), are incorporated herein by reference.

This Post-Effective Amendment relates solely to Class Advisor (“Class Adv”), Class Institutional 3 (“Class Inst3”), Class A and Class R shares of the Columbia Capital Allocation Aggressive Portfolio; Class Adv, Class Inst3, Class A and Class R shares of the Columbia Capital Allocation Conservative Portfolio; Class Adv, Class Inst3, Class A and Class R shares of the Columbia Capital Allocation Moderate Portfolio; each, a series of the Registrant. This amendment is being filed for the sole purpose of adding to Part C of the Registration Statement the executed tax opinion of Vedder Price P.C. supporting the tax matters discussed in the Combined Proxy Statement/Prospectus.

COLUMBIA FUNDS SERIES TRUST II

PART C

OTHER INFORMATION

PART C. OTHER INFORMATION

Item 15. Indemnification

Article Ten of the Bylaws of Registrant provides that Registrant shall indemnify each of its trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) who are not employees or officers of any investment adviser to Registrant or any affiliated person thereof and its chief compliance officer, regardless of whether such person is an employee or officer of any investment adviser to Registrant or any affiliated person thereof, and each of its other trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) (i.e., those who are employees or officers of any investment adviser to Registrant or any affiliated person thereof) (Covered Persons), to the fullest extent authorized by applicable law against all liabilities and expenses in connection with the defense or disposition of any proceeding in which such Covered Person may be or may have been involved or with which such Covered Person may be or may have been threatened, while in office or thereafter, by reason of any alleged act or omission as a trustee or officer or by reason of his or her being or having been such a Covered Person, all as more fully set forth in the Bylaws, which are filed as an exhibit to the registration statement.

Section 17(h) of the Investment Company Act of 1940 (1940 Act) provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

The Registrant’s Declaration of Trust provides that nothing in the Declaration of Trust shall protect any trustee or officer against any liabilities to the Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office or position with or on behalf of the Registrant and the Registrant’s Bylaws provides that no indemnification will be made in violation of the provisions of the 1940 Act.

Pursuant to the Distribution Agreement, Columbia Management Investment Distributors, Inc. agrees to indemnify the Registrant, its officers and trustees against claims, demands, liabilities and expenses under specified circumstances, all as more fully set forth in the Registrant’s Distribution Agreement, which has been filed as an exhibit to the registration statement.

The Registrant may be party to other contracts that include indemnification provisions for the benefit of the Registrant’s trustees and officers.

The trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser and principal underwriter are insured under an errors and omissions liability insurance policy. Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it, for the benefit of Registrant and its non-interested trustees, against loss arising out of any effort, omission, or breach of any duty owed to Registrant or any series of Registrant by Columbia Management Investment Advisers, LLC.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the 1933 Act) may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission (SEC), such indemnification is against public policy as expressed in the 1933 Act and, therefore, is unenforceable. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 16.	Exhibits

(1)	(a) Agreement and Declaration of Trust effective January 20, 2006, is incorporated by reference to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)), filed on February 8, 2006.

(1)	(b) Amendment No. 1 to the Agreement and Declaration of Trust, dated September 11, 2007, is incorporated by reference to Post-Effective Amendment No. 5 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(2)), filed on October 2, 2007.

(1)	(c) Amendment No. 2 to the Agreement and Declaration of Trust, dated January 8, 2009, is incorporated by reference to Post-Effective Amendment No. 8 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(3)), filed on January 27, 2009.

(1)	(d) Amendment No. 3 to the Agreement and Declaration of Trust, dated August 9, 2010, is incorporated by reference to Post-Effective Amendment No. 19 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(4)), filed on March 4, 2011.

(1)	(e) Amendment No. 4 to the Agreement and Declaration of Trust, dated January 13, 2011, is incorporated by reference to Post-Effective Amendment No. 19 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(5)), filed on March 4, 2011.

(1)	(f) Amendment No. 5 to the Agreement and Declaration of Trust, dated April 14, 2011, is incorporated by reference to Post-Effective Amendment No. 33 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(6)), filed on July 29, 2011.

(1)	(g) Amendment No. 6 to the Agreement and Declaration of Trust, dated January 12, 2012, is incorporated by reference to Post-Effective Amendment No. 52 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(7)), filed on February 24, 2012.

(1)	(h) Amendment No. 7 to the Agreement and Declaration of Trust, dated December 12, 2012, is incorporated by reference to Post-Effective Amendment No. 87 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(8)), filed on May 30, 2013.

(1)	(i) Amendment No. 8 to the Agreement and Declaration of Trust, dated November 20, 2013, is incorporated by reference to Post-Effective Amendment No. 99 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(9)), filed on November 27, 2013.

(1)	(j) Amendment No. 9 to the Agreement and Declaration of Trust, dated April 11, 2014, is incorporated by reference to Post-Effective Amendment No. 107 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(10)), filed on April 23, 2014.

(1)	(k) Amendment No. 10 to the Agreement and Declaration of Trust, dated June 17, 2014, is incorporated by reference to Post-Effective Amendment No. 112 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(11)), filed on June 27, 2014.

(1)	(l) Amendment No. 11 to the Agreement and Declaration of Trust, dated September 15, 2014, is incorporated by reference to Post-Effective Amendment No. 118 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(12)), filed on September 26, 2014.

(1)	(m) Amendment No. 12 to the Agreement and Declaration of Trust, dated January 28, 2015, is incorporated by reference to Post-Effective Amendment No. 125 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(13)), filed on February 27, 2015.

(1)	(n) Amendment No. 13 to the Agreement and Declaration of Trust, dated April 14, 2015, is incorporated by reference to Post-Effective Amendment No. 128 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(14)), filed on May 28, 2015.

(1)	(o) Amendment No. 14 to the Agreement and Declaration of Trust, dated December 15, 2015, is incorporated by reference to Post-Effective Amendment No. 139 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(15)), filed on December 21, 2015.

(1)	(p) Amendment No. 15 to the Agreement and Declaration of Trust, dated April 19, 2016, is incorporated by reference to Post-Effective Amendment No. 143 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(16)), filed on May 27, 2016.

(1)	(q) Amendment No. 16 to the Agreement and Declaration of Trust, dated June 14, 2016, is incorporated by reference to Post-Effective Amendment No. 145 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(17)), filed on June 27, 2016.

(1)	(r) Amendment No. 17 to the Agreement and Declaration of Trust, dated November 14, 2016, is incorporated by reference to Post-Effective Amendment No. 154 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(18)), filed on November 23, 2016.

(1)	(s) Amendment No. 18 to the Agreement and Declaration of Trust, dated March 13, 2017, is incorporated by reference to Post-Effective Amendment No. 160 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(19)), filed on March 30, 2017.

(1)	(t) Amendment No. 19 to the Agreement and Declaration of Trust, dated December 19, 2017, is incorporated by reference to Post-Effective Amendment No. 175 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(20)), filed on February 16, 2018.

(1)	(u) Amendment No. 20 to the Agreement and Declaration of Trust, dated February 1, 2018, is incorporated by reference to Post-Effective Amendment No. 175 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(21)), filed on February 16, 2018.

(1)	(v) Amendment No. 21 to the Agreement and Declaration of Trust, dated March 13, 2018, is incorporated by reference to Post-Effective Amendment No. 179 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(22)), filed on May 25, 2018.

(1)	(w) Amendment No. 22 to the Agreement and Declaration of Trust, dated September 13, 2018, is incorporated by reference to Post-Effective Amendment No. 186 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(23)), filed on September 27, 2018.

(1)	(x) Amendment No. 23 to the Agreement and Declaration of Trust, dated November 14, 2018, is incorporated by reference to Post-Effective Amendment No. 188 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(24)), filed on November 27, 2018.

(1)	(y) Amendment No. 24 to the Agreement and Declaration of Trust, dated January 30, 2019, is incorporated by reference to Post-Effective Amendment No. 192 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(25)), filed on February 27, 2019.

(1)	(z) Amendment No. 25 to the Agreement and Declaration of Trust, dated October 9, 2020, is incorporated by reference to Post-Effective No. 217 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (a)(25)), filed on December 23, 2020.

(2)	By-laws as amended October 2, 2020, are incorporated by reference to Post-Effective Amendment No. 217 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit b), filed on December 23, 2020.

(3)	Not applicable.

(4)	Agreement and Plan of Reorganization is incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement No. 333-258929 of the Registrant on Form N-14, filed on October 1, 2021.

(5)	Articles III and V of the Registrant’s Agreement and Declaration of Trust dated January 20, 2006 define the rights of holders of securities being registered.

(6)	(a) Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust and Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 50 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (d)(1)), filed on April 28, 2016.

(6)	(b) Schedule A and Schedule B, effective July 8, 2020, to the Management Agreement (amended and restated), dated April 25, 2016, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust and Columbia Funds Variable Series Trust II, are incorporated by reference to Post-Effective Amendment No. 192 to Registration Statement No. 333-89661 of Columbia Funds Series Trust on Form N-1A (Exhibit (d)(1)(i)), filed on July 28, 2020

(6)	(c) Management Agreement, dated November 15, 2017, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust and Columbia Funds Series Trust II, is incorporated by reference to Post-Effective Amendment No. 59 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (d)(2)), filed on December 19, 2017.

(6)	(d) Schedule A and Schedule B, effective July 1, 2020, to the Management Agreement, dated November 15, 2017, between Columbia Management Investment Advisers, LLC, the Registrant, Columbia Funds Series Trust and Columbia Funds Variable Series Trust II, are incorporated by reference to Post-Effective Amendment No. 215 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (d)(2)(i)), filed on September 25, 2020.

(7)	(a) Distribution Agreement between Columbia Management Investment Distributors, Inc. and the Registrant, dated March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 143 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (e)(1)), filed on May 27, 2016.

(7)	(b) Schedule I, as of July 1, 2020, and Schedule II, as of September 7, 2010, to the Distribution Agreement between Columbia Management Investment Distributors, Inc. and the Registrant, dated March 1, 2016, are incorporated by reference to Post-Effective Amendment No. 215 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (e)(1)(i)), filed on September 25, 2020.

(7)	(c) Form of Mutual Fund Sales Agreement is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II t on Form N-1A (Exhibit (e)(2)), filed on June 27, 2019.

(8)	Deferred Compensation Plan, adopted as of December 31, 2020, is incorporated by reference to Post-Effective Amendment No. 218 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (f)), filed on February 25, 2021.

(9)	(a) Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 39 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (g)(1)), filed on May 15, 2014.

(9)	(b) Addendum (related to Columbia Commodity Strategy Fund), dated July 15, 2011, Addendum (related to Columbia Flexible Capital Income Fund), dated July 15, 2011, Addendum (related to Multi-Manager Value Strategies Fund, formerly known as Active Portfolios® Multi-Manager Value Fund and Columbia Active Portfolios – Diversified Equity Income Fund), dated March 9, 2012, and Addendum (related to Columbia Mortgage Opportunities Fund), dated March 7, 2014, to the Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011, are incorporated by reference to Post-Effective Amendment No. 109 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (g)(2)), filed on May 30, 2014.

(9)	(c) Side letter (related to the China Connect Service on behalf of Columbia Global Opportunities Fund, Columbia Contrarian Asia Pacific Fund and Columbia Overseas Core Fund), dated March 6, 2018, to the Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post Effective Amendment No. 179 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (g)(3)), filed on May 25, 2018.

(9)	(d) Addendum, effective April 4, 2016, to the Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 297 to Registration Statement No. 2-99356 of Columbia Funds Series Trust I on Form N-1A (Exhibit (g)(7)), filed on May 30, 2017.

(9)	(e) Addendum (related to Columbia Overseas Core Fund), dated January 26, 2018, to the Second Amended and Restated Master Global Custody Agreement with JPMorgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 175 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (g)(5)), filed on February 16, 2018.

(10)	(a) Plan of Distribution and Amended and Restated Agreement of Distribution between Columbia Management Investment Distributors, Inc. and the Registrant, dated November 7, 2008, amended and restated September 27, 2010, is incorporated by reference to Post-Effective Amendment No. 107 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (m)(1)), filed on April 23, 2014.

(10)	(b) Schedule A, dated June 17, 2020, to the Plan of Distribution and Amended and Restated Agreement of Distribution between Columbia Management Investment Distributors, Inc. and the Registrant, dated November 7, 2008, amended and restated September 27, 2010, is incorporated by reference to Post-Effective Amendment No. 215 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (m)(1)(i)), filed on September 25, 2020.

(10)	(c) Shareholder Services Plan (Class V (formerly known as Class T) Shares) is incorporated by reference to Post-Effective Amendment No. 166 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (m)(3)), filed on August 25, 2017.

(10)	(d) Shareholder Servicing Plan Implementation Agreement (Class V (formerly known as Class T) Shares) is incorporated by reference to Post-Effective Amendment No. 181 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (m)(3), filed on June 27, 2018.

(10)	(e) Schedule I, effective December 1, 2014, amended and restated June 21, 2017, to Shareholder Servicing Plan Implementation Agreement (Class V (formerly known as Class T) Shares) is incorporated by reference to Post-Effective Amendment No. 166 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (m)(5)), filed on August 25, 2017.

(10)	(f) Rule 18f – 3 Multi-Class Plan, amended and restated as of July 10, 2020, is incorporated by reference to Post-Effective Amendment No. 215 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (n)), filed on September 25, 2020.

(11)	Opinion and consent of Ropes & Gray LLP as to the legality of the securities being registered is incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement No. 333-258929 of the Registrant on Form N-14, filed on October 1, 2021.

(12)	Opinion and consent of Vedder Price P.C. supporting the tax matters discussed in the Combined Information Proxy/Prospectus is filed electronically herewith.

(13)	(a) Transfer and Dividend Disbursing Agent Agreement between Columbia Management Investment Services Corp. and the Registrant, dated March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 162 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(1)), filed on May 30, 2017.

(13)	(b) Schedule A and Schedule B, effective July 1, 2020, to the Transfer and Dividend Disbursing Agent Agreement between Columbia Management Investment Services Corp. and the Registrant, dated March 1, 2016, are incorporated by reference to Post-Effective Amendment No. 215 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(1)(i)), filed on September 25, 2020.

(13)	(c) Amended and Restated Fee Waiver and Expense Cap Agreement, effective June 17, 2020, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust and Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 192 to Registration Statement No. 333-89661 of Columbia Funds Series Trust on Form N-1A (Exhibit (h)(2)), filed on July 28, 2020.

(13)	(d) Schedule A, as of June 17, 2020, to the Amended and Restated Fee Waiver and Expense Cap Agreement, effective June 17, 2020, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant, Columbia Funds Series Trust and Columbia Funds Variable Series Trust II, is incorporated by reference to Post-Effective Amendment No. 192 to Registration Statement No. 333-89661 of Columbia Funds Series Trust on Form N-1A (Exhibit (h)(2)(i)), filed on July 28, 2020.

(13)	(e) Agreement and Plan of Reorganization, dated December 20, 2010, is incorporated by reference to Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (h)(9)), filed on April 29, 2011.

(13)	(f) Agreement and Plan of Reorganization, dated October 9, 2012, is incorporated by reference to Post-Effective Amendment No. 87 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(6)), filed on May 30, 2013.

(13)	(g) Agreement and Plan of Reorganization, dated December 17, 2015, is incorporated by reference to Registration Statement No. 333-208706 of Columbia Funds Series Trust on Form N-14 (Exhibit (4)), filed on December 22, 2015.

(13)	(h) Agreement and Plan of Reorganization, dated February 20, 2020, is incorporated by reference to Registration Statement No. 333-236646 of Columbia Funds Series Trust II on Form N-14 (Exhibit (4)), filed on February 26, 2020.

(13)	(i) Amended and Restated Credit Agreement, as of December 1, 2020, is incorporated by reference to Post-Effective Amendment No. 217 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(8)), filed on December 23, 2020.

(13)	(j) Master InterFund Lending Agreement, dated May 1, 2018, is incorporated by reference to Post-Effective Amendment No. 179 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(11)), filed on May 25, 2018.

(13)	(k) Schedule A and Schedule B, effective June 17, 2020, to the Master Inter-Fund Lending Agreement dated May 1, 2018, are incorporated by reference to Post-Effective Amendment No. 192 to Registration Statement No. 333-89661 of Columbia Funds Series Trust on Form N-1A (Exhibit (h)(8)(i)), filed on July 28, 2020.

(13)	(l) Code of Ethics adopted under Rule 17j-1 for Registrant, effective March 2019, is incorporated by reference to Post-Effective Amendment No. 68 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (p)(1)), filed on April 26, 2019.

(13)	(m) Columbia Threadneedle Investments Global Personal Account Dealing and Code of Ethics, effective December 2020, is incorporated by reference to Post-Effective Amendment No. 218 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (p)(2)), filed on February 25, 2021.

(14)	(a) Consent of Independent Registered Public Accounting Firm of Acquiring Fund (PricewaterhouseCoopers LLP) is incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement No. 333-258929 of the Registrant on Form N-14, filed on October 1, 2021.

(14)	(b) Consent of Independent Registered Public Accounting Firm of Target Fund (KPMG LLP) is incorporated by reference to Pre-Effective Amendment No. 1 to Registration Statement No. 333-258929 of the Registrant on Form N-14, filed on October 1, 2021.

(15)	Not applicable.

(16)	Trustees’ Power of Attorney to sign this Registration Statement and all amendments hereto is incorporated by reference to Registration Statement No. 333-258929 of the Registrant on Form N-14 (Exhibit (16)) filed on August 19, 2021.

(17)	Not applicable.

Item 17. Undertakings

(1)

The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this Amendment to the Registration Statement has been signed on behalf of the Registrant, Columbia Funds Series Trust II, by the undersigned, duly authorized, in the City of Boston, and The Commonwealth of Massachusetts on the 3rd day of March, 2022.

COLUMBIA FUNDS SERIES TRUST II

By:	/s/ Daniel J. Beckman
Name:	Daniel J. Beckman
Title:	Trustee and President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on the 3rd day of March, 2022.

Signature	Capacity	Signature	Capacity

/s/ Daniel J. Beckman Daniel J. Beckman	Trustee and President (Principal Executive Officer)	/s/ Olive M.Darragh* Olive M. Darragh	Trustee

/s/ Michael G. Clarke Michael G. Clarke	Chief Financial Officer, (Principal Financial Officer) and Senior Vice President	/s/ Patricia M. Flynn* Patricia M. Flynn	Trustee

/s/ Joseph Beranek Joseph Beranek	Treasurer, Chief Accounting Officer (Principal Accounting Officer) and Principal Financial Officer	/s/ Brian J. Gallagher* Brian J. Gallagher	Trustee

/s/ Catherine James Paglia* Catherine James Paglia	Co-Chair of the Board	/s/ Nancy T. Lukitsh* Nancy T. Lukitsh	Trustee

/s/ Douglas A. Hacker* Douglas A. Hacker	Co-Chair of the Board	/s/ David M. Moffett* David M. Moffett	Trustee

/s/ George S. Batejan* George S. Batejan	Trustee	/s/ Minor M. Shaw* Minor M. Shaw	Trustee

/s/ Kathleen A. Blatz* Kathleen A. Blatz	Trustee	/s/ Natalie A. Trunow * Natalie A. Trunow	Trustee

/s/ Pamela G. Carlton* Pamela G. Carlton	Trustee	/s/ Sandra Yeager* Sandra Yeager	Trustee

/s/ Janet Langford Carrig* Janet Langford Carrig	Trustee

/s/ J. Kevin Connaughton* J. Kevin Connaughton	Trustee

* By:	/s/Michael G. Clarke
Name:	Michael G. Clarke** Attorney-in-fact

**

Executed by Michael G. Clarke on behalf of each of the Trustees pursuant to a Power of Attorney incorporated by reference to the Registration Statement of the Registrant on Form N-14, filed with the Commission on August 19, 2021.

Exhibit Index

Exhibit No.	Description

(12)	Opinion and consent of Vedder Price P.C. supporting the tax matters discussed in the Combined Proxy Statement/Prospectus.